[–] jprichardson 3 points 8 days ago*

Hi, CEO of Exodus here.

It's clear we miscommunicated the difference between "accredited investor" and "qualified purchaser".

Our intent is to make this potential offering available to those who are accredited investors and non-accredited investors. This access is similar to traditional public markets i.e. you don't have to be rich.

I'll take this feedback back to the team and we'll make this more clear.

Edit:

(removed "may have" in reference to our miscommunication)

We'll get the FAQ updated to add more definition of a "qualified purchaser": https://support.exodus.io/article/1526-getting-started-with-exodus-shares

Something along these lines:

"Qualified Purchaser" is either (i) an accredited investor with no quantitative purchase limits and (ii) a non-accredited investor, with purchases generally limited to 10% of net worth or income.

Edit 2:

https://support.exodus.io/article/1539-disclosures-of-exodus-movement-inc

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[–] Setvin 1 point 8 days ago

Clearly your customers are at fault for not understanding, right?

While I know most CEOs are known for their incredible empathy - your tone seems a bit more annoyed than apologetic.

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[–] jprichardson 3 points 8 days ago*

Hi Setvin. I appreciate your feedback.

Last night, I saw all these messages and wanted to fire out a response immediately, but knowing that this potential offering is SEC-regulated, I knew I needed to be very careful with my words, so I hastily made my post boring and lacking empathy. This was a bad decision on my part.

Since this potential offering is SEC-regulated, it still doesn't mean I can't show empathy and I certainly don't need to write dry responses that have an annoyed tone.

Thank you again. I'll carry this feedback into my next response.

Edit:

https://support.exodus.io/article/1539-disclosures-of-exodus-movement-inc

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